Exhibit 99.1




    EQUITY INNS ANNOUNCES FOURTH QUARTER EARNINGS AND FULL YEAR 2003 RESULTS


          *******************Highlights****************************

-   Company Continues To Upgrade Hotel Portfolio
-   Balance Sheet Strengthens
-   Company Records a $16.8 Million Non-Cash Deferred Income Tax Valuation
    Allowance
-   Company Establishes Full Year 2004 Financial Guidance

GERMANTOWN, Tenn., February 17, 2004 -- Equity Inns, Inc. (NYSE: ENN), a hotel real estate investment trust (REIT), today announced its results for the fourth quarter and full year ended December 31, 2003.

For the fourth quarter and year ended December 31, 2003, the Company recorded a valuation allowance of $16.8 million, or $0.40 per share, related to the Company's deferred income tax asset. This valuation allowance represents approximately $16.3 million from continuing operations and $500,000 from discontinued operations. The Company established the valuation allowance on the deferred tax asset as a result of the continuing decline in the overall lodging industry and the uncertainty associated with its future recovery. This valuation allowance represents a non-cash expense and has no impact on operating cash flows or cash available for distribution (CAD). Additionally, the Company will discontinue recording a deferred income tax benefit for 2004. For comparability of adjusted funds from operations (AFFO), the Company now excludes both the deferred income tax benefit and the valuation allowance from its calculation for 2003 and 2002.

For the fourth quarter 2003, the Company reported a net loss to common shareholders of $19.7 million, or ($0.46) per diluted share, which includes the valuation allowance discussed above. Excluding the effect of the valuation allowance and the related minority interest adjustment, the Company recorded a net loss of $3.3 million or ($0.08) per diluted share, as compared to a net loss to common shareholders of $2.0 million or ($0.05) per diluted share in the prior year quarter.

The Company reported a loss from continuing operations for the fourth quarter 2003 of $16.3 million, including the above-mentioned valuation allowance and the related minority interest adjustment. Excluding the effect of the valuation allowance, the Company reported income from continuing operations of $7,000 for the fourth quarter 2003 as compared to a loss from continuing operations of $286,000 in the prior year quarter.

For the year ended December 31, 2003, the Company reported a loss from continuing operations of $10.3 million, including the above-mentioned valuation allowance of $16.8 million and the related minority interest adjustment. Excluding the effect of the valuation allowance, the Company reported income from continuing operations of $6.1 million for the year ended 2003, compared to income from continuing operations of $5.8 million in 2002.

Financial Highlights for the Fourth Quarter and Full Year 2003:

AFFO for the fourth quarter 2003 was $5.5 million, or $0.13 per diluted share, compared to AFFO of $6.5 million, or $0.16 per diluted share, for the year-ago quarter. Adjusted EBITDA was $14.7 million in the fourth quarter versus $16.1 million in the same period last year. Equity Inns' fourth quarter AFFO decrease is primarily the result of certain rising hotel operating costs. Fourth quarter revenue of $52.8 million was consistent with the year ago period. Hotel property operating expenses rose $859,000 due primarily to higher real estate taxes, utility costs and insurance costs. Hotel room occupancy increased 21 basis points to 61.4%. Same-store hotel portfolio RevPAR and ADR decreased 1.5% and 1.8%, respectively, from the year ago period. For the full year ended December 31, 2003, Equity Inns reported AFFO of $31.5 million, or $0.75 per diluted share, compared to $34.6 million, or $0.85 per diluted share last year. (For more information, please see Details of Fourth Quarter and Full Year 2003 Results below and attached schedules.)

Phillip H. McNeill, Sr., Chief Executive Officer, stated, "We are pleased that we delivered solid results for the fourth quarter and full year, reaching our goal of providing steady results and paying stable dividends in 2003. Excluding the impact of the non-cash income tax valuation allowance, we met analysts' consensus expectations for the fourth quarter and for the full year 2003. Our strategy during the last two years, amid the slowdown in the travel industry, has been to strategically increase occupancy share in our individual hotel markets while maintaining our RevPAR premiums. We believe that by concentrating on occupancy, we can minimize our downside during challenging economic times while positioning our hotels to grow ADR as the economy recovers."

In 2003, according to Smith Travel Research, Equity Inns' occupancy share grew 1.3% to 108.5%, while maintaining a RevPAR premium of 15.3% as compared to its market competitors.

Howard A. Silver, President and Chief Operating Officer added, "We will continue to focus on driving hotel performance and controlling our expenses. With respect to our hotel performance, we are adding new management groups, shortening the terms of our existing management contracts and making these contracts more performance oriented. We see opportunities for future improvement as we continue to challenge the hotel managers to increase operating results."

Capital Structure:

On December 31, 2003, Equity Inns had $329.8 million of debt outstanding, which included $50 million drawn under its $110 million line of credit. The weighted average rate and life of the Company's debt was 7.8% and five years, respectively. The total debt represented approximately 35.3% of the cost of hotels, which is the Company's lowest level in five years.

Mr. Silver continued, "Since the beginning of 2003, due to our asset and stock sales, we have increased our acquisition capacity by 33%. At year-end, the Company's availability under its line of credit was approximately $52 million. As always, we will be opportunistic with respect to raising capital in order to maintain flexibility in making and closing acquisitions."

Additional Fourth Quarter Events

o Equity Inns raised $22.2 million of new capital through the sale of 2,000,000 shares of common stock and 287,500 shares of 8.75% Series B Cumulative Preferred Stock to certain advisory clients of Cohen & Steers Capital Management, Inc.

o Equity Inns finalized an agreement to acquire four hotels in Florida, including two Marriott Courtyards in Tallahassee and Gainesville, as well as two Residence Inns by Marriott in Tampa and Tallahassee.

o  Equity Inns divested an AmeriSuites Hotel located in Jacksonville, Florida.

These transactions provide the Company entry into new and growing markets, while improving the average age of Equity Inns' hotel portfolio. The four Marriott properties have an average age of less than five years, while the divested AmeriSuites Hotel is 16 years old.

Recent Events

o In January 2004, Equity Inns signed a definitive agreement to acquire five additional Marriott properties from McKibbon Hotel Group, Inc. The properties include two Marriott Courtyards in Asheville, North Carolina and Athens, Georgia, and three Residence Inns by Marriott in Chattanooga, Tennessee, Knoxville, Tennessee and Savannah, Georgia. The properties have an average age of seven years.

o Equity Inns announced the divestiture of two exterior corridor Hampton Inns in Florida. Both of these hotels are 17 years old.

o Equity Inns completed the purchase of a Marriott Courtyard Hotel in Tallahassee, Florida, which was part of the group of acquisitions previously announced in October 2003.

o The Company announced a management transition with the hiring of J.Mitchell Collins, a hospitality industry veteran, to replace Donald H. Dempsey, our former Chief Financial Officer, who announced his planned retirement from the Company.

Mr. Silver concluded, "We have been actively upgrading our hotel portfolio by simultaneously acquiring and divesting hotels where it makes strategic sense. Over the past several months, we have finalized agreements to buy nine hotels that continue to shift our portfolio mix toward upscale properties, increase our presence in growing markets and improve our portfolio's age profile. We have also completed the sale of three hotels that we felt had limited potential to create shareholder value."

Details of Fourth Quarter and Full Year 2003 Results

Revenue of $52.8 million for the fourth quarter 2003 was relatively flat compared to the fourth quarter of 2002. The Company's same store hotel portfolio RevPAR decreased 1.5% to $45.97 from $46.65 in the same period a year earlier. The Company's occupancy rate increased 21 basis points to 61.4%, while the average daily rate (ADR) declined by 1.8% to $74.91 compared to $76.30 in the fourth quarter of 2002. Equity Inns' RevPAR for October and November decreased 1.4%, and 1.9%, respectively, versus the same periods a year ago, while RevPAR stabilized in December with a slight decline of 0.2% compared to December 2002.

According to Smith Travel Research, Equity Inns' performance in 2001 and 2002 beat average industry RevPAR. For 2003, Equity Inns' occupancy rate gain of 30 basis points came in slightly higher than the industry's increase of 20 basis points, while the Company's RevPAR and ADR declined 1.6% and 2.1%, respectively, versus the industry's RevPAR gain of 0.2% and ADR decline of 0.1%.

On a year-over-year basis, RevPAR for 2003 was $50.72 compared to $51.53 in 2002, occupancy increased 34 basis points to 66. 7% versus 66.4%, and ADR declined to $75.99 from $77.59 in 2002

Operating Margins:

During the fourth quarter, the Company's hotel gross operating profit (GOP) margin was 36.2% versus 37.1% in the same period of 2002. GOP margin is defined as hotel revenues minus hotel operating costs before property taxes, insurance and management fees, divided by hotel revenues. The decline in GOP stemmed primarily from a $469,000 increase in operating expenses, due primarily to higher utility and healthcare costs. GOP for the full year 2003 was 39.9% compared to 40.9% in 2002.

Dividend:

The level of Equity Inns' common dividend will continue to be determined each quarter, based upon the operating results of that quarter, economic conditions, capital requirements, and other operating trends. For the fourth quarter, Equity Inns paid a $0.13 common dividend per share. For the year ended December 31, 2003, Equity Inns paid a $0.52 common dividend per share.

2004 Guidance:

Based on the expectations of modest improvement in the upscale and mid-scale lodging sectors, continued uncertainty regarding the economic environment, recent acquisitions and divestitures, along with planned expense increases for next year, the Company expects 2004 EBITDA will be in the range of $72 million to $77 million, which assumes a RevPAR range of positive 1.5% to positive 4.5% for the year 2004 over 2003. The Company is currently anticipating 2004 capital expenditures of approximately $17 million. The increase in expenses will be primarily driven by costs associated with payroll and benefits, technological improvements and new brand related standards at the hotel level.

As a result of these assumptions, management expects 2004 AFFO to be in range of $0.75 to $0.85 per share, and net loss per share of $0.01 to $0.11. While the announced acquisitions are accretive to AFFO on a pro forma basis for a full year, given the timing of completing these transactions before the end of the second quarter, management estimates that these acquisitions will have minimal effect on 2004 AFFO.

In addition, Equity Inns expects that its 2004 quarterly results will contribute to full year AFFO in the following manner: 14% in the first quarter, 33% in the second quarter, 36% in the third quarter and 17% in the fourth quarter.

Equity Inns will hold a conference call and Webcast to discuss the Company's fourth quarter and fiscal 2003 year-end results after the close of the market on Tuesday, February 17th, 2004, at 4:30 p.m. (Eastern Time). Interested investors and other parties may listen to the conference call by dialing (877) 691-0878 or for international participants (973) 582-2741. A simultaneous webcast of the conference call may be accessed by logging onto the Company's website at www.equityinns.com and selecting the microphone icon.

A replay of the conference call will be available on the Internet at www.streetevents.com and the Company's website for seven days following the call. A recording of the call also will be available by telephone until midnight, Tuesday, February 24, 2004, by calling (877) 519-4471, or (973) 341-3080 for international participants. The pass code is 4457993.

Certain matters discussed in this press release include "forward-looking statements" within the meaning of the federal securities laws. The words "anticipate, believe, estimate, expect, intend, will," and similar expressions, as they relate to us, are intended to identify forward-looking statements, which include without limitation statements concerning our outlook for the hotel industry, acquisition and disposition plans for our hotels, our dividend policy and guidance on fiscal year 2004 EBITDA, RevPAR, capital expenditures and AFFO and AFFO per share. Such statements are based on current expectations, estimates, and projections about the industry and markets in which the Company operates, as well as management's beliefs and assumptions and information currently available to us. Forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties which may cause the Company's actual financial condition, results of operation and performance to be materially different from the results of expectations expressed or implied by such statements. General economic conditions, including the timing and magnitude of recovery from the current economic downturn, future acts of terrorism or war, risks associated with the hotel and hospitality business, the availability of capital, and numerous other factors, may affect the Company's future results, performance and achievements. These risks and uncertainties are described in greater detail in the Company's periodic filings with the Securities and Exchange Commission, including its Current Report on Form 8-K dated March 27, 2003. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Notes to Financial Information

The Company

The Company operates as a self-managed and self-administered real estate investment trust, or REIT. Readers are encouraged to find further detail regarding Equity Inns organizational structure in its annual report on Form 10-K.

Non-GAAP Financial Measures

Included in this press release are certain "non-GAAP financial measures," which are measures of the Company's historical or future financial performance that are different from measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, within the meaning of applicable SEC rules. These include: (i) Funds From Operations (ii) Adjusted Funds From Operations, (iii) EBITDA, (iv) Adjusted EBITDA, (v) Cash Available for Distribution (CAD) and (vi) CAD Payout Ratio. The following discussion defines these terms, which can be useful measures of the Company's performance. FFO

The National Association of Real Estate Investment Trusts, or NAREIT, defines Funds From Operations, or FFO, as net income (computed in accordance with GAAP) excluding gains (or losses) from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented on a per share basis after making adjustments for the effects of dilutive securities. Equity Inns uses FFO per share as a measure of performance to adjust for certain non-cash expenses such as depreciation and amortization because historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.

Because real estate values have historically risen or fallen with market conditions, most industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be less informative. NAREIT adopted the definition of FFO in order to promote an industry-wide standard measure of REIT operating performance. Accordingly, as a member of NAREIT, Equity Inns adopted FFO as a measure to evaluate performance and facilitate comparisons between the Company and other REITs, although FFO and FFO per share may not be comparable to those measures reported by other companies.

Adjusted FFO

Equity Inns has further adjusted FFO for losses on impairment of hotels held for sale, original issuance cost of redeemed Series A preferred stock, the Company's non-cash deferred tax valuation allowance and deferred income tax benefits. We refer to this as Adjusted Funds from Operations, or AFFO. The Company's computation of AFFO and AFFO per share is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company. The Company uses AFFO because it believes that this measure provides investors a useful and more accurate indicator of the operating performance of the Company's hotels by adjusting for the effects of certain non-cash items arising from the Company's financing activities and tax reporting and impairment charges on hotels held for sale. AFFO per share is also used by the Compensation Committee of the Board of Directors as one of the criteria for performance-based compensation.

EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization, or EBITDA, is a commonly used measure of performance in many industries which the Company believes provides useful information to investors regarding its results of operations. EBITDA helps Equity Inns and its investors evaluate the ongoing operating performance of its properties and facilitates comparisons with other lodging REITs, hotel owners who are not REITs, and other capital-intensive companies. The Company uses EBITDA to provide a baseline when evaluating hotel results.

The Company also uses EBITDA as one measure in determining the value of acquisitions and dispositions and, like FFO, it is also widely used by management in the annual budget process.

Adjusted EBITDA

The Company has historically adjusted EBITDA when evaluating its performance because management believes that the exclusion of certain non-recurring items described below is necessary to provide the most accurate measure of the performance of its hotels and reflects the ongoing value of the Company as a whole. Therefore, the Company modifies EBITDA and refers to this measure as Adjusted EBITDA.

The Company further adjusts EBITDA to exclude the effect of the gains and losses recorded on the disposition of assets, the loss on impairment of hotels held for sale and minority interest because it believes that including them in EBITDA is not consistent with reflecting the ongoing performance of the remaining assets.

Cash available for distribution (CAD)

Cash available for distribution (CAD) is defined as AFFO, adjusted to add back certain amortization and to deduct income tax benefit and capital expenditures equal to four percent of hotel revenues from continuing operations. The Company computes the CAD ("Cash Available for Distribution") Payout Ratio by dividing common dividends per share paid over the last twelve months by trailing twelve-month CAD per share for the same period. The Company believes the CAD Payout Ratio also helps improve our equity holders' ability to understand our ability to make distributions to our shareholders.

FFO, AFFO, FFO per Share, AFFO per Share, EBITDA, Adjusted EBITDA, CAD, and CAD payout ratio presented, may not be comparable to measures calculated by other companies and may not be helpful to investors when comparing Equity Inns to non-REITs. This information should not be considered as an alternative to net income, income from operations, cash from operations, or any other operating performance measure prescribed by GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA and Adjusted EBITDA purposes) and other items have been and will be incurred and are not reflected in the EBITDA, Adjusted EBITDA and FFO per share presentations. Equity Inns' statement of operations and cash flows include disclosure of its interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating the Company's performance, as well as the usefulness of its non-GAAP financial measures. Additionally, FFO per share, AFFO per share, EBITDA and Adjusted EBITDA should not be considered as a measure of the Company's liquidity or indicative of funds available to fund its cash needs, including the Company's ability to make cash distributions. In addition, FFO per share and AFFO per share do not measure, and should not be used as measures of, amounts that accrue directly to shareholders' benefit.

Hotel Operating Statistics

The Company uses a measure common in the hotel industry to evaluate the operations of its hotel room revenue per available room, or RevPAR. RevPAR is the product of the average daily room rate charged and the average daily occupancy achieved. RevPAR does not include food and beverage or other ancillary revenues such as parking, telephone, or other guest services generated by the property. Similar to the reporting periods for the Company's statement of operations, hotel operating statistics (i.e., RevPAR, average daily rate and average occupancy) are always reported based on a calendar year. This facilitates year-to-year comparisons of hotel results, as each reporting period will be comprised of the same number of days of operations as in the prior year.

About Equity Inns

Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company owns 92 hotels with 11,871 rooms located in 34 states. For more information about Equity Inns, visit the Company's Web site at www.equityinns.com.


CONTACT:        Equity Inns, Inc.
                Howard Silver, 901/754-7774
                           Or
                Integrated Corporate Relations, Inc.
                Brad Cohen, 203/222-9013 ext. 238

                                EQUITY INNS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                             December 31,             December 31,
                                                                                2003                      2002
                                                                             ------------             ------------
ASSETS
Investment in hotel properties, net                                          $681,477,982             $740,145,842
Assets held for sale                                                           10,242,344
Cash and cash equivalents                                                       8,200,559                5,916,209
Accounts receivable, net                                                        5,068,805                4,142,901
Notes receivable, net                                                           4,917,513                1,335,025
Deferred expenses, net                                                          8,290,585                8,743,477
Deferred income tax asset                                                                                9,777,000
Deposits and other assets                                                       6,082,879                4,391,484
                                                                             ------------             ------------

       Total assets                                                          $724,280,667             $774,451,938
                                                                             ============             ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Long-term debt                                                               $329,774,204             $362,881,131
Accounts payable and accrued expenses                                          22,912,606               27,817,365
Distributions payable                                                           6,939,175                6,505,528
Interest rate swap                                                                931,429                2,198,809
Minority interest in Partnership                                                7,337,543                8,781,685
                                                                             ------------             ------------

       Total liabilities                                                      367,894,957              408,184,518
                                                                             ------------             ------------

Commitments and Contingencies

Shareholders' equity:

Preferred Stock (Series A), $.01 par value, 10,000,000 shares
  authorized, 2,750,000 shares issued and outstanding                                                   68,750,000
Preferred Stock (Series B), $.01 par value, 10,000,000 shares
   authorized, 3,450,000 shares issued and outstanding                         83,523,539
Common Stock, $.01 par value, 100,000,000
  shares authorized, 43,305,827 and 41,220,639
  shares issued and outstanding                                                   433,058                  412,206
Additional paid-in capital                                                    463,691,448              445,793,107
Treasury stock, at cost, 747,600 shares                                        (5,173,110)              (5,173,110)
Unearned directors' and officers' compensation                                   (122,729)                (545,528)
Distributions in excess of net earnings                                      (185,035,067)            (140,770,446)
Accumulated other comprehensive income:
  Unrealized loss on interest rate swap                                          (931,429)              (2,198,809)
                                                                             ------------             ------------

       Total shareholders' equity                                              356,385,710              366,267,420
                                                                             -------------            -------------

Total liabilities and shareholders' equity                                    $724,280,667             $774,451,938
                                                                              ============             ============

                                EQUITY INNS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     For the Three Months Ended          For the Twelve Months Ended
                                                             December 31                         December 31
                                                        2003             2002              2003               2002
                                                    -----------      -----------       ------------       ------------
Revenue:
   Rooms                                           $ 49,960,641      $50,022,585       $218,361,655       $217,841,274
   Other operating departments                        2,722,482        2,477,536         11,107,495         10,622,620
   Other revenue                                        139,786          198,076            623,088            951,615
                                                   ------------      -----------       ------------       ------------
       Total revenue                                 52,822,909       52,698,197        230,092,238        229,415.509
                                                   ------------      -----------       ------------       ------------

Operating costs and other expenses:
   Property operating costs                          30,824,680       30,351,937        129,707,119        128,828,351
   Other operating departments                        2,044,844        1,891,717          8,275,183          7,495,990
   Property taxes and insurance                       3,739,902        3,507,186         16,744,819         16,292,089
   Depreciation                                       9,720,982        9,480,713         38,472,468         38,592,858
   Amortization of franchise fees                        93,813           83,838            312,162            333,975
   General and administration expenses:
       Stock based or non-cash compensation             127,578          159,756            520,149            677,430
       Other general and administrative expenses      1,381,278        1,285,652          6,534,696          5,549,442
   Rental expense                                       276,601          231,791            944,895          1,323,470
                                                   ------------      -----------       ------------       ------------
       Total operating expenses                      48,209,678       46,992,590        201,511,491        199,093,605
                                                   ------------      -----------       ------------       ------------

Operating income                                      4,613,231        5,705,607         28,580,747         30,321,904

   Amortization of debt costs                           375,324          526,368          2,162,403          2,059,473
   Interest                                           6,551,479        6,962,581         27,430,345         28,329,672
                                                   ------------      -----------       ------------       ------------

Loss from continuing operations before
   minority interest and income taxes                (2,313,572)      (1,783,342)        (1,012,001)           (67,241)
   Minority interest                                   (503,877)         (60,825)          (495,056)            (2,049)

Income tax benefit                                     1,757,395       1,436,840          6,512,372          5,831,494
Deferred income tax asset valuation allowance       (16,289,372)                        (16,289,372)
                                                   ------------      -----------       ------------       ------------
   Income tax (expense) benefit                     (14,531,977)       1,436,840         (9,777,000)         5,831,494
                                                   ------------      -----------       ------------       ------------

Income (loss) from continuing operations            (16,341,672)        (285,677)       (10,293,945)         5,766,302

Discontinued operations:
   Gain on sale of hotel properties                      25,915                           1,247,929
   Loss on impairment of hotels held for sale        (1,049,276)                         (4,605,343)
   Income (loss) from discontinued operations          (462,529)         (77,452)           (37,606)           697,218
                                                   ------------      -----------       ------------       ------------
   Income (loss) from discontinued operations        (1,485,890)         (77,452)        (3,395,020)           697,218
                                                    -----------      -----------       ------------       ------------

Net income (loss)                                   (17,827,562)        (363,129)       (13,688,965)         6,463,520

Loss on redemption of Series A preferred stock                                            2,408,257
Preferred stock dividends                             1,870,995        1,632,813          6,823,138          6,531,252
                                                   ------------      -----------       ------------      -------------

Net loss applicable to common shareholders         $(19,698,557)     $(1,995,942)      $(22,920,360)     $     (67,732)
                                                   ============      ===========       ============      =============

Net loss per share data:
   Basic  and diluted loss per share from
       continuing operations                       $      (0.43)     $     (0.05)      $     ( 0.48)     $       (0.02)
   Discontinued operations                                 (.03)            0.00              (0.08)              0.02
                                                   ------------      -----------       ------------      -------------

Net loss per common share                          $      (0.46)     $     (0.05)      $      (0.56)     $        0.00
                                                   ============      ===========       ============      =============

Weighted average number of common shares
   outstanding, diluted                              42,363,470       40,471,976         40,998,723         39,627,916
                                                   ============      ===========       ============      =============

    RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED FUNDS FROM OPERATIONS AND
                         CASH AVAILABLE FOR DISTRIBUTION

The following is a reconciliation of net income (loss) to Funds From Operations, Adjusted Funds from Operations and Cash Available for Distribution:



                                                           For the Three                  For the Twelve
                                                           Months Ended                   Months Ended
                                                           December 31,                   December 31,
                                                   -----------------------------   --------------------------
                                                       2003             2002           2003           2002
                                                   ------------     ------------   ------------   -----------
Net income (loss)                                  $(17,827,562)    $  (363,129)   $(13,688,965)  $ 6,463,522
Less:
   Preferred stock dividends                         (1,870,995)     (1,632,813)     (6,823,138)   (6,531,252)
   Loss on redemption of Series A
     preferred stock                                                                 (2,408,257)
   Gain on sale of hotel properties                     (25,915)                     (1,247,929)
Add:
   Minority interest                                   (503,877)        (60,825)       (495,056)       (2,049)
   Depreciation                                       9,720,982       9,480,713      38,472,468    38,592,858
   Depreciation from discontinued
     operations                                          82,104         717,979         897,906     2,362,405
                                                   ------------     -----------    ------------   -----------
Funds from Operations                               (10,425,263)      8,141,925      14,707,029    40,885,484
Add:
   Loss on impairment of hotels held
     for sale                                         1,049,276                       4,605,343
   Original issuance cost of redeemed
     Series A preferred stock                                                         2,408,257
   Deferred income tax asset
     valuation allowance                             16,789,000                      16,789,000
Less:
   Income tax benefit                                (1,923,000)     (1,613,000)     (7,012,000)   (6,325,000)
                                                   ------------     -----------    ------------   -----------

Adjusted Funds from Operations                        5,490,013       6,528,925      31,497,629    34,560,484

Add:
   Amortization of debt costs                           375,324         526,368       2,162,403     2,059,473
   Amortization of deferred expenses
     and unearned compensation                          199,542         228,394         734,961       926,596
   Amortization from discontinued
     operations                                                           3,811           6,360        15,196
Less:
   Capital expenditures                              (2,107,325)     (2,100,005)     (9,178,766)   (9,138,556)
                                                   ------------     -----------    ------------   ------------

Cash Available for Distribution                    $  3,957,554     $ 5,187,493    $ 25,222,587   $ 28,423,193
                                                   ============     ===========    ============   ============

Weighted average number of
   outstanding shares of common
   stock and units of partnership                    43,508,033      41,668,060      42,151,015    40,824,745
                                                   ============     ===========    ============   ===========

Funds from Operations per share
   and unit                                        $      (0.24)    $      0.20    $       0.35   $      1.00
                                                   ============     ===========    ============   ===========

Adjusted Funds from Operations
   per share and unit                              $       0.13     $      0.16    $       0.75   $      0.85
                                                   ============     ===========    ============   ===========

Cash Available for Distribution
   per share and unit                              $       0.09     $      0.12    $       0.60   $      0.70
                                                   ============     ===========    ============   ===========

             RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA



The following is a reconciliation of net income (loss) to EBITDA and Adjusted
EBITDA:


                                                    For the Three Months Ended        For the Twelve Months Ended
                                                           December 31,                       December 31,
                                                       2003             2002            2003               2002
                                                   ------------     -----------     ------------       ------------
Net income (loss)                                  $(17,827,562)    $  (363,129)    $(13,688,965)      $ 6,463,522

Add:
   Depreciation                                       9,720,982       9,480,713       38,472,468        38,592,858
   Depreciation from discontinued operations             82,104         717,979          897,906         2,362,405
   Interest                                           6,551,479       6,962,581       27,430,345        28,329,672
   Interest from discontinued operations                176,538         176,538          706,154           706,154
   Amortization of deferred expenses and
     unearned compensation                              574,866         754,762        2,897,364         2,986,069
   Amortization from discontinued
     operations                                                           3,811            6,360            15,196
   Income tax expense (benefit)                      14,531,977      (1,436,840)       9,777,000        (5,831,494)
   Income tax expense (benefit) from
     discontinued operations                            334,023        (176,160)                          (493,506)
                                                   ------------     -----------     ------------       -----------

EBITDA                                               14,144,407      16,120,255       66,498,632        73,130,876

Add:
   Minority interest in partnership                    (503,877)        (60,825)        (495,056)           (2,049)
   Loss on impairment of hotels held for sale         1,049,276                        4,605,343
   Gain on sale of hotel properties                     (25,915)                      (1,247,929)
                                                   ------------     -----------     ------------       -----------

Adjusted EBITDA                                    $ 14,663,891     $16,059,430     $ 69,360,990       $73,128,827
                                                   ============     ===========     ============       ===========

                                Equity Inns, Inc.
                      Fourth Quarter 2003 Hotel Performance
                                   Same Store



                                                     RevPAR                        Occupancy                           ADR
                                              ----------------------          ---------------------            --------------------
                              # of                          Variance                       Variance                        Variance
                             Hotels            2003         to 2002            2003        to 2002              2003        to 2002
                             ------           ------        --------          ------       --------            ------      --------

Portfolio                      92             $45.97         -1.5%             61.4%       0.2 pts.            $74.91        -1.8%

Franchise
  AmeriSuites                  18             $43.21         -3.5%             62.1%      -1.3 pts.            $69.54        -1.4%
  Comfort Inn                   3             $42.38         11.2%             56.2%       6.5 pts.            $75.39        -1.6%
  Hampton Inn                  47             $39.41         -0.5%             57.7%       0.5 pts.            $68.27        -1.4%
  Holiday Inn                   4             $34.01          7.0%             51.6%       2.3 pts.            $65.91         2.2%
  Homewood Suites               9             $71.37         -0.1%             71.7%      -0.4 pts.            $99.56         0.5%
  Residence Inn                11             $60.90         -7.1%             71.6%      -0.6 pts.            $85.07        -6.3%

Region
  East North Central           14             $46.27         -4.0%             56.5%      -2.4 pts.            $81.91         0.1%
  East South Central           13             $40.30         -0.4%             62.2%       1.9 pts.            $64.76        -3.4%
  Middle Atlantic               6             $61.93         -1.5%             67.8%       4.2 pts.            $91.35        -7.5%
  Mountain                     10             $44.81         -8.1%             61.7%      -3.6 pts.            $72.64        -2.7%
  New England                   5             $52.97         -5.2%             61.2%      -5.1 pts.            $86.55         2.8%
  Pacific Northwest             2             $64.91         -5.9%             69.8%      -5.0 pts.            $92.93         0.8%
  South Atlantic               25             $45.66          5.3%             64.5%       3.1 pts.            $70.80         0.2%
  West North Central            7             $44.14          0.9%             59.7%       1.7 pts.            $73.98        -1.9%
  West South Central           10             $37.50         -5.2%             54.8%      -0.7 pts.            $68.47        -4.0%

Type
  All Suite                    18             $43.21         -3.5%             62.1%      -1.3 pts.            $69.54        -1.4%
  Extended Stay                20             $66.02         -3.5%             71.6%      -0.5 pts.            $92.16        -2.8%
  Full Service                  5             $39.66         14.7%             55.7%       6.4 pts.            $71.26         1.5%
  Limited Service              49             $39.09         -0.8%             57.3%       0.4 pts.            $68.21        -1.4%

                                Equity Inns, Inc.
                       Year to Date 2003 Hotel Performance
                                   Same Store


                                                     RevPAR                        Occupancy                           ADR
                                              ----------------------          ---------------------            --------------------
                              # of                          Variance                       Variance                        Variance
                             Hotels            2003         to 2002            2003        to 2002              2003        to 2002
                             ------           ------        --------          ------       --------            ------      --------

Portfolio                      92             $50.72         -1.6%             66.7%       0.3 pts.            $75.99        -2.1%

Franchise
  AmeriSuites                  18             $47.77         -2.9%             68.7%       1.6 pts.            $69.51        -5.1%
  Comfort Inn                   3             $48.02          5.4%             62.9%       3.6 pts.            $76.38        -0.6%
  Hampton Inn                  47             $44.00         -1.6%             63.0%      -0.2 pts.            $69.79        -1.4%
  Holiday Inn                   4             $36.89          0.7%             55.0%       0.3 pts.            $67.07         0.1%
  Homewood Suites               9             $74.72          1.1%             75.1%      -0.6 pts.            $99.49         1.9%
  Residence Inn                11             $68.54         -4.4%             77.5%       0.4 pts.            $88.39        -4.8%

Region
  East North Central           14             $51.86         -0.9%             62.3%      -1.1 pts.            $83.29         0.9%
  East South Central           13             $43.35         -0.1%             65.8%       1.7 pts.            $65.85        -2.6%
  Middle Atlantic               6             $69.69         -2.8%             72.6%       2.0 pts.            $96.06        -5.5%
  Mountain                     10             $51.79         -3.1%             70.5%      -0.4 pts.            $73.50        -2.6%
  New England                   5             $54.86         -6.6%             64.5%      -3.8 pts.            $85.02        -1.1%
  Pacific Northwest             2             $72.46         -0.3%             75.2%       1.3 pts.            $96.39        -1.9%
  South Atlantic               25             $49.96          2.7%             69.8%       2.6 pts.            $71.17        -1.2%
  West North Central            7             $48.63         -5.5%             64.9%      -0.6 pts.            $74.97        -4.6%
  West South Central           10             $41.55         -6.8%             60.0%      -2.6 pts.            $69.23        -2.7%

Type
  All Suite                    18             $47.77         -2.9%             68.7%       1.6 pts.            $69.51        -5.1%
  Extended Stay                20             $71.56         -1.6%             76.3%      -0.1 pts.            $93.73        -1.5%
  Full Service5                 5             $44.79          5.6%             59.8%       2.5 pts.            $74.83         1.2%
  Limited Service              49             $43.54         -1.8%             62.7%      -0.2 pts.            $69.46        -1.5%